UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. *)


                               I.C.H. CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44926L300
               ---------------------------------------------------
                                 (CUSIP Number)

                               September 17, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 9 Pages

-----------------------
CUSIP No. 44926L300
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Keeley Asset Management Corp.; Tax I.D. No.:  36-3160361
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                135,800
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           135,800
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         135,800
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.75%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA
================================================================================

____________________
* Based on an aggregate of 2,858,703 shares outstanding as of June 30, 1999.


                                Page 2 of 9 Pages

-----------------------
CUSIP No. 44926L300
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Kamco Performance Limited Partnership; Tax I.D. No.:  36-3645043
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                6,200
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           6,200
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,200
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.22%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 2,858,703 shares outstanding as of June 30, 1999.


                                Page 3 of 9 Pages

-----------------------
CUSIP No. 44926L300
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Kamco Limited Partnership No. 1; Tax I.D. No.: 36-3528572
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                2,000
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           2,000
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,000
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.07%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 2,858,703 shares outstanding as of June 30, 1999.


                                Page 4 of 9 Pages

-----------------------
CUSIP No. 44926L300
-----------------------


     Item 1(a). Name of Issuer:
     --------   --------------
                    I.C.H. Corporation


     Item 1(b). Address of Issuer's Principal Executive Offices:
     --------   -----------------------------------------------
                    9255 Towne Centre Drive, Suite 600
                    San Diego, California  92121


     Item 2(a). Name of Person Filing:
     ---------  ---------------------
                The persons filing this Schedule 13G are:

                    (i)   Keeley Asset Management Corp.

                    (ii)  Kamco Performance Limited Partnership

                    (iii) Kamco Limited Partnership No. 1


     Item 2(b). Address of Principal Business Office or, if none, Residence:
     --------   -----------------------------------------------------------
                    (i)-(iii) 401 South LaSalle Street
                              Chicago, Illinois 60605


     Item 2(c). Citizenship:
     ---------  -----------

                    (i) Keeley Asset Management Corp. is an Illinois corporation.

                    (ii) Kamco Performance Limited Partnership is an Illinois limited partnership.

                    (iii) Kamco Limited Partnership No. 1 is an Illinois
                          limited partnership.


     Item 2(d). Title of Class of Securities:
     --------   ----------------------------
                    Common Stock


     Item 2(e). CUSIP Number:
     ---------  ------------
                    44926L300



                               Page 5 of 9 Pages

-----------------------
CUSIP No. 44926L300
-----------------------

     Item 3.  If this statement is filed pursuant to Rules 13d-1(b),
     ------   -----------------------------------------------------
              or 13d-2(b) or (c), check whether the person filing is a:
              --------------------------------------------------------

               N/A

              [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

              [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).

              [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

              [ ]  Investment   company  registered  under  section  8  of  the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8).

              [ ]  An   investment    adviser   in   accordance   with   ss.
                   240.13d-1(b)(1)(ii)(E).

              [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

              [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

              [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

              [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).


     Item 4.  Ownership
     ------   ---------
              Keeley Asset Management Corp.
              ----------------------------

              (a)  Amount Beneficially Owned: 135,800

              (b)  Percent of Class: 4.75%

              (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: 135,800

                    (ii) shared power to vote or to direct the vote: -0-

                    (iii)sole power to dispose or to direct the  disposition of:
                         135,800

                    (iv) shared  power to dispose  or to direct the  disposition of: -0-

              Kamco Performance Limited Partnership
              -------------------------------------

              (a)  Amount Beneficially Owned: 6,200

              (b)  Percent of Class: 0.22%

              (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: 6,200

                    (ii) shared power to vote or to direct the vote: -0-

                    (iii)sole power to dispose or to direct the  disposition of:
                         6,200

                    (iv) shared  power to dispose  or to direct the  disposition of: -0-


                               Page 6 of 9 Pages

-----------------------
CUSIP No. 44926L300
-----------------------


              Kamco Limited Partnership No. 1
              -------------------------------

              (a)  Amount Beneficially Owned: 2,000

              (b)  Percent of Class: 0.07%

              (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: 2,000

                    (ii) shared power to vote or to direct the vote: -0-

                    (iii)sole power to dispose or to direct the  disposition of:
                         2,000

                    (iv) shared  power to dispose  or to direct the  disposition of: -0-


     Item 5.  Ownership of Five Percent or Less of a Class.
     ------   --------------------------------------------
              Not applicable.


     Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
     ------   ---------------------------------------------------------------
              Not applicable.


     Item 7.  Identification and Classification of the Subsidiary Which Acquired
     ------   ------------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company.
              -----------------------------------------------------------
              Not applicable


     Item 8.  Identification and Classification of Members of the Group.
     ------   ---------------------------------------------------------
              Not applicable


     Item 9.  Notice of Dissolution of Group.
     ------   ------------------------------
              Not applicable


     Item 10. Certification.
     -------  -------------
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              Exhibits.    1.  Agreement to file Schedule 13G jointly.


                               Page 7 of 9 Pages

-----------------------
CUSIP No. 44926L300
-----------------------

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          Dated this 27th day of September, 1999.


KEELEY ASSET MANAGEMENT CORP.


/s/ John L. Keeley, Jr.
--------------------------------
John L. Keeley, Jr., President

KAMCO PERFORMANCE LIMITED PARTNERSHIP


/s/ John L. Keeley, Jr.
--------------------------------
John L. Keeley, Jr., General Partner


KAMCO LIMITED PARTNERSHIP NO. 1


/s/ John L. Keeley, Jr.
--------------------------------
John L. Keeley, Jr., General Partner



                               Page 8 of 9 Pages

-----------------------
CUSIP No. 44926L300
-----------------------


                           EXHIBIT 1 TO SCHEDULE 13G
                           -------------------------

          Keeley Asset Management Corp., Kamco Performance Limited Partnership and Kamco Limited Partnership No. 1 agree that, unless differentiated, this
Schedule 13G is filed on behalf of each of the parties.

          Dated this 27th day of September, 1999.


KEELEY ASSET MANAGEMENT CORP.


/s/ John L. Keeley, Jr.
--------------------------------
John L. Keeley, Jr., President

KAMCO PERFORMANCE LIMITED PARTNERSHIP


/s/ John L. Keeley, Jr.
--------------------------------
John L. Keeley, Jr., General Partner


KAMCO LIMITED PARTNERSHIP NO. 1


/s/ John L. Keeley, Jr.
--------------------------------
John L. Keeley, Jr., General Partner



                               Page 9 of 9 Pages